EXHIBIT 99.1

Talon International, Inc. Reports

First Quarter 2010 Financial Results

LOS ANGELES, Calif. — May 13, 2010 — Talon International, Inc. (OTCBB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the first quarter ended March 31, 2010.

Highlights

•	Total Sales for the first quarter of 2010 increase 26% over the first quarter of 2009.
•	Zipper Sales for the first quarter of 2010 increase 48% over the same period in 2009.

Financial Results

Sales for quarter ended March 31, 2010 totaled $8.2 million, representing an increase of $1.7 million or 26.4% from the same period in 2009. Zipper product sales were $4.9 million in the quarter ended March 31, 2010, an increase of 48.1% from the same period in 2009. For the quarter ended March 31, 2010 the Company reported Trim product sales of $3.3 million compared to $3.2 million for quarter ended March 31, 2009.  The Tekfit product line generated no sales for the quarter ended March 31, 2010, reflecting a decline of $14,000 from the quarter ended March 31, 2009.

The sales increase in the first quarter 2010 reflects improved worldwide economic conditions for Talon’s customers in the apparel industry, higher demand for our Talon zipper products, successful introductions of new products at existing customers, and the addition of new customers.

The gross margin for the quarter ended March 31, 2010 was 29.6% of sales as compared to 30.5% for the same period in 2009.  The Talon Zipper group for the quarter ended March 31, 2010 reflected a gross margin of 26.6% of sales as compared to 24.3% for the same period in 2009.  Gross margin in the Trim product group for quarter ended March 31, 2010 was 34.7% of sales compared to 36.9% of the same period in 2009.

Sales and marketing expenses for quarter ended March 31, 2010 were $0.7 million, or 8.0% of sales, as compared to $0.7 million, or 10.8% of sales, for the same period in 2009.  Sales expenses decreased as a percentage of sales primarily due to lower related expenses in mainland China and a reduction in regional support staffing.  General and administrative expenses for the quarter ended March 31, 2010 were $2.0 million or 23.7% of sales, as compared to $1.8 million or 27.9% of sales for the same period in 2009.  The increase in general and administrative expenses mainly reflected higher personnel expenses.

For quarter ended March 31, 2010 the loss from operations was $176,000 as compared to $535,000 for the same period in 2009.  The improvement of $359,000 or 67.2% resulted from higher gross margins of $452,000 partially offset by slightly higher operating expenses of $93,000.

The net loss of $0.8 million or ($0.04) per share for the quarter ended March 31, 2010 compared favorably to a net loss of $1.2 million or ($0.06) per share for the same period in 2009.

Conference Call

Talon International will hold a conference call on Thursday, May 13, 2010, to discuss its first quarter 2010 financial results. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Thursday, May 13, 2010

Time: 4:30 pm Eastern (1:30 pm Pacific)

Domestic callers: 1-800-895-1241

International callers: 1-785-424-1056

Conference ID#: 7TALON

A replay of the call will be available later that evening and will be accessible until June 11, 2010. The replay call-in number is 1-800-753-4606 for domestic callers and 1-402-220-2103 for international. Passcode not required.

About Talon International, Inc.
Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers.  Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Wal-Mart, Kohl’s, J.C. Penney, Victoria’s Secret, Tom Tailor, Abercrombie and Fitch, Polo Ralph Lauren, Phillips-Van Heusen, American Eagle and Juicy Couture. The company has offices and facilities in the United States, Hong Kong, China, and Bangladesh.

Company Contact
Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net sales	$8,235,260	$6,515,754

Cost of goods sold	5,798,567	4,531,587
Gross profit	2,436,693	1,984,167

Sales and marketing expenses	656,822	701,814

General and administrative expenses	1,955,573	1,817,523
Total operating expenses	2,612,395	2,519,337

Loss from operations	(175,702)	(535,170)

Interest expense, net	707,197	636,951
Net loss before provision for (benefit from) income taxes	(882,899)	(1,172,121)

Provision for (benefit from) income taxes	(35,256)	6,407
Net loss	$(847,643)	$(1,178,528)

Basic and diluted net loss per share	$(0.04)	$(0.06)

Weighted average number of common shares
Outstanding - Basic and diluted	20,291,433	20,291,433

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,757,772	$2,264,606
Accounts receivable, net	3,501,645	3,021,642
Inventories, net	1,549,533	1,679,302
Prepaid expenses and other current assets	115,061	240,554
Total current assets	6,924,011	7,206,104

Property and equipment, net	2,066,825	2,280,586
Intangible assets, net	4,110,751	4,110,751
Other assets	282,824	236,386
Total assets	$13,384,411	$13,833,827

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,392,357	$6,337,368
Accrued expenses	2,632,518	2,678,659
Revolver note payable	4,988,988	4,988,988
Term notes payable, net of discounts	10,288,595	9,876,114
Notes payable to related parties	268,195	265,871
Current portion of long term obligations	93,968	115,336
Total current liabilities	24,664,621	24,262,336

Capital lease obligations, net of current portion	22,036	23,477
Other liabilities	689,565	726,875
Total liabilities	25,376,222	25,012,688

Stockholders’ Deficit:
Preferred stock Series A, $0.001 par value; 250,000 shares authorized; no shares issued or outstanding	-	-

Common stock, $0.001 par value, 100,000,000 shares authorized; 20,291,433 shares issued and outstanding at March 31, 2010 and December 31, 2009	20,291	20,291
Additional paid-in capital	55,115,597	55,070,568
Accumulated deficit	(67,191,652)	(66,344,009)
Accumulated other comprehensive income	63,953	74,289
Total stockholders’ deficit	(11,991,811)	(11,178,861)
Total liabilities and stockholders’ deficit	$13,384,411	$13,833,827